EXHIBIT 99.1

Contact:	Edward R. Carlin Chief Financial Officer (865) 966-2000

GOODY’S FAMILY CLOTHING REPORTS RESULTS FOR FOURTH QUARTER AND
FULL YEAR FISCAL 2004 AND WILL RESTATE PRIOR-YEAR FINANCIALS

DECLARES REGULAR QUARTERLY CASH DIVIDEND

Knoxville, Tenn. (March 16, 2005) – Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today reported net earnings of $7,120,000, or $0.21 per diluted share, for the fourth quarter ended January 29, 2005, compared with restated net earnings for the fourth quarter ended January 31, 2004, of $6,989,000, or $0.21 per diluted share (previously reported net earnings were $6,975,000 – see the restatement discussion below). Total sales for the fourth quarter of fiscal 2004 were $384.7 million compared with $369.2 million for the fourth quarter of fiscal 2003. Comparable store sales for the fourth quarter of fiscal 2004 decreased 0.4% compared with the fourth quarter of fiscal 2003.

For the year ended January 29, 2005 (“fiscal 2004”), net earnings were $15.7 million, or $0.46 per diluted share, compared with restated net earnings of $17.7 million, or $0.53 per diluted share, for the year ended January 31, 2004 (“fiscal 2003”). Total sales for fiscal 2004 were $1.267 billion compared with $1.227 billion for fiscal 2003. Comparable store sales for fiscal 2004 decreased 0.3% compared with fiscal 2003.

“Even though earnings for fiscal 2004 did not meet our expectations, we are pleased with many of our accomplishments during the year,” stated Robert M. Goodfriend, Chairman and Chief Executive Officer. “We celebrated the opening of 24 new stores and rebuilt our infrastructure for new store opening teams; we successfully launched our new Duck Head lines that included sportswear and denim with annual sales in excess of $97 million; we made substantial investments back into our stores by installing new point-of-sale equipment across the chain; and we continued to strengthen our management team with the addition of a new president and chief merchandising officer.

“In June of 2004, we proudly announced a 50% increase in our dividend rate to shareholders,” Goodfriend continued, “and once again, we ended fiscal 2004 with cash and cash equivalents in excess of $121 million and no long-term debt.

“Our plans are to open approximately 35 new stores in fiscal 2005 and relocate or remodel approximately 15 existing stores. We are truly excited about our prospects for our Duck Head line, which we believe will generate sales in excess of $135 million for 2005. Furthermore, we have now added the Pierre Cardin and Hawaiian Tropic apparel lines to our exclusive assortments at Goody’s. We are very pleased with our unique apparel offerings for fiscal 2005 and beyond; beginning today, we will introduce a new and innovative advertising campaign featuring these unique offerings.”

“We have just launched our e-commerce site at www.goodysonline.com, enabling customers to shop from the comfort of their own homes. Featured on the site are the top-selling items from every department. We began advertising the presence of our e-commerce site today, in conjunction with our new advertising campaign,” Goodfriend concluded.

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GOODY’S Reports Results for Fiscal Year 2004

March 16, 2005

The Company’s business plan for fiscal 2005 calls for: (i) comparable store sales to increase in the low-single digits for the full fiscal year; (ii) a gross profit rate of approximately 30.0%; (iii) an increase in selling, general and administrative expense dollars with the expense rate, as a percent of sales, modestly decreasing, before calculating and accruing performance bonuses, which were not accrued in 2004; (iv) an effective income tax rate of approximately 41.0%; (v) capital expenditures of approximately $47.0 million; and (vi) depreciation and amortization of approximately $24.2 million. Actual results may vary from the business plan.

The Company today reported that it will restate its balance sheet for the year ended January 31, 2004, and its statements of operations and cash flows for the periods ended January 31, 2004 and February 1, 2003, to correct its accounting policies to conform with generally accepted accounting principles related to the timing of rent expense for certain locations. The restatement will be reflected in its Fiscal 2004 Annual Report on Form 10-K, which is expected to be filed with the Securities and Exchange Commission later this month. Previously, the Company followed a practice, prevalent across the retailing industry, under which it began recording rent expense at the time a store opened and the lease term commenced. The Company should have recorded rent expense beginning when it took possession of a store, which occurs approximately three weeks before the commencement of the lease term and the opening of the store. This will result in an acceleration of the commencement of rent expense for each lease, as the Company will be recording rent expense during the pre-opening period, but a reduction in monthly rent expense, as the total rent due under the lease is amortized over a greater number of months.

The restatement resulted in an increase in net earnings of $61,000 and $133,000, in fiscal 2003 and 2002, respectively, and a cumulative after tax charge to the beginning retained earnings of fiscal 2002 of $1,230,000. Earnings per diluted share for fiscal 2003 and 2002 were not impacted by this restatement.

The Company plans to open three new stores in Madison, Indiana, and Mount Vernon and Pekin, Illinois, and hold the grand opening of a relocated store in Beckley, West Virginia, on March 24, 2005. Additionally, the Company plans to close one store in Charlotte, North Carolina later this month. Another store in Sherman, Texas is planned to close in April 2005.

Separately, the Company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.03 per share on its outstanding common shares. The dividend will be paid on June 15, 2005, to shareholders of record at the close of business on June 1, 2005.

Financial statements contained herein are subject to change as the Company’s Independent Registered Public Accounting Firm completes its review.

This press release contains certain forward-looking statements which are based upon current expectations, business plans and estimates and involve material risks and uncertainties including, but not limited to:

(i)	customer demand and trends in the apparel and retail industry and to the acceptance of the Company’s merchandise offerings;

(ii)	the ability to achieve our business plans for the Duck Head line, which calls for continued growth;

(iii)	the ability to reverse the negative trend in comparable-store sales;

(iv)	the ability to avoid excess promotional pricing;

(v)	weather conditions;

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GOODY’S Reports Results for Fiscal Year 2004

March 16, 2005

(vi)	the impact of competitors’ pricing and store expansion;

(vii)	the timely availability of branded and private-label merchandise in sufficient quantities to satisfy customer demand;

(viii)	the effectiveness of advertising and promotional events;

(ix)	the ability to enter into leases for new store locations;

(x)	the timing, magnitude and costs of opening new stores;

(xi)	individual store performance, including new stores;

(xii)	relations with vendors, factors and employees;

(xiii)	the general economic conditions within the Company’s markets and an improvement in the overall retail environment;

(xiv)	global political unrest, including terrorism and war;

(xv)	the continued availability of adequate credit support from vendors and factors;

(xvi)	the success of the Company’s e-commerce initiative;

(xvii)	the Company’s compliance with loan covenants and the availability of sufficient eligible collateral for borrowing;

(xviii)	the unanticipated needs for additional capital expenditures; and

(xix)	trends affecting the Company’s financial condition, results of operations or cash flows.

Readers are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain of such filings may be accessed through the Company’s web site, www.goodysonline.com, then choose “SEC Filings.”

The Company plans to conduct a conference call today at 9:00 a.m. (Eastern Time). To hear the Company’s conference call, dial (913) 981-5532. A replay will be available from 12:00 p.m. (Eastern Time) on March 16, 2005, until 6:00 p.m. on March 17, 2005. To listen to the playback, dial (719) 457-0820, reservation number 415756 when prompted for the access code.

Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel. The Company currently operates 358 stores (as of January 29, 2005, the Company operated 357 stores compared with 335 stores at January 31, 2004) in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.

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GOODY’S Reports Results for Fiscal Year 2004

March 16, 2005

GOODY’S FAMILY CLOTHING, INC.
Consolidated Statements of Operations
(In thousands, except earnings per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004 (1)	2005	2004 (1)
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Sales	$384,688	$369,204	$1,266,993	$1,227,032
Cost of sales and occupancy expenses	275,858	266,558	893,396	869,283

Gross profit	108,830	102,646	373,597	357,749
Selling, general and administrative expenses	97,860	91,745	349,577	330,316

Earnings from operations	10,970	10,901	24,020	27,433
Investment income	376	209	1,058	716
Interest expense	1	15	134	17

Earnings before income taxes	11,345	11,095	24,944	28,132
Provision for income taxes	4,225	4,106	9,291	10,410

Net earnings	$7,120	$6,989	$15,653	$17,722

Earnings per common share:
Basic	$0.22	$0.21	$0.48	$0.54

Diluted	$0.21	$0.21	$0.46	$0.53

Cash dividends declared per common share:	$0.03	$0.02	$0.11	$0.06

Weighted average shares outstanding:
Basic	32,820	32,831	32,897	32,675

Diluted	33,579	33,719	33,755	33,395

(1)	The Company restated its consolidated statements of operations for the thirteen and fifty-two weeks ended January 31, 2004 to correct its accounting policies to conform with generally accepted accounting principles related to the timing of rent expense for certain locations.

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GOODY’S Reports Results for Fiscal Year 2004

March 16, 2005

GOODY’S FAMILY CLOTHING, INC.
Consolidated Statements of Operations
(As a percent of sales)

	Fourth Quarter Ended		Fiscal Year Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004 (1)	2005	2004 (1)
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expenses	71.7	72.2	70.5	70.9

Gross profit	28.3	27.8	29.5	29.1
Selling, general and administrative expenses	25.4	24.9	27.6	26.9

Earnings from operations	2.9	2.9	1.9	2.2
Investment income	0.1	0.1	0.1	0.1
Interest expense	—	—	—	—

Earnings before income taxes	3.0	3.0	2.0	2.3
Provision for income taxes	1.1	1.1	0.8	0.9

Net earnings	1.9%	1.9%	1.2%	1.4%

GOODY’S FAMILY CLOTHING, INC.
Consolidated Balance Sheets
(In thousands)

	January 29,	January 31,
	2005	2004 (1)
Assets
Cash and cash equivalents	$121,614	$123,033
Inventories	230,637	198,726
Accounts receivable and other current assets	19,932	13,177

Total current assets	372,183	334,936
Property and equipment, net	113,875	106,968
Other assets	4,988	5,437

Total assets	$491,046	$447,341

Liabilities and Shareholders’ Equity
Accounts payable — trade	$136,116	$119,411
Accounts payable — other	17,716	11,999
Accrued expenses	46,413	46,361
Current deferred income taxes	27,847	21,893

Total current liabilities	228,092	199,664
Other long-term liabilities	12,387	8,376
Deferred income taxes	10,877	11,568

Total liabilities	251,356	219,608

Common stock	34,619	34,697
Retained earnings	205,071	193,036

Total shareholders’ equity	239,690	227,733

Total liabilities and shareholders’ equity	$491,046	$447,341

(1)	The Company restated its consolidated statements of operations for the thirteen and fifty-two weeks ended January 31, 2004, and consolidated balance sheet as of January 31, 2004 to correct its accounting policies to conform with generally accepted accounting principles related to the timing of rent expense for certain locations.

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